CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement of CNI Charter Funds on Form N-1A of our reports dated November 11, 2001 and July 16, 2001 on the financial statements and financial highlights of RCB Small Cap Fund (formerly a series fund of Professionally Managed Portfolios). Such financial highlights are included in the Annual Report to Shareholders for the period ended September 30, 2005 which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm in such Registration Statement.





                                              TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 24, 2006